Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 16, 2023 (except for the effects of changes in discontinued operations, as discussed in Note 20, as to which the date is September 26, 2023), with respect to the consolidated financial statements included in this Current Report of RumbleOn, Inc. on Form 8-K. We consent to the incorporation by reference of said reports in the Registration Statements of RumbleOn, Inc. on Forms S-3 (Nos. 333-266855 and 333-257198) and Forms S-8 (No. 333-259321).

/s/ GRANT THORNTON LLP

Dallas, Texas
September 26, 2023